UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 3, 2022

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Aquestive Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	001-38599	82-3827296
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 Technology Drive

Warren, NJ 07059

(Address of Principal Executive Offices) (Zip Code)

(908) 941-1900

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AQST	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Aquestive Therapeutics, Inc. (the “Company”) entered into that certain License, Development and Supply Agreement (the “License and Supply Agreement”) with Haisco Pharmaceutical Group Co., Ltd. (SZSE: 002653) (“Haisco”), a pharmaceutical company based in the People’s Republic of China (“China”). Pursuant to the License and Supply Agreement, the Company agreed to grant to Haisco an exclusive license to certain of the Company’s intellectual property to develop and commercialize Exservan™ (riluzole oral film) for the treatment of amyotrophic lateral sclerosis (“ALS”) in China during the term of the License and Supply Agreement. Haisco will lead the regulatory and commercialization activities for Exservan in China. The Company will serve as the exclusive sole manufacturer and supplier for the product. The Company will receive a $7 million upfront cash payment, regulatory milestone payments, and double-digit royalties on net sales of EXSERVAN in China, and will earn manufacturing revenue as the exclusive supplier of Exservan pursuant to the terms of the License and Supply agreement. The License and Supply Agreement will expire on the 10 year anniversary of the first commercial sale of the product in China, unless Haisco elects to renew the License and Supply Agreement for additional terms, on written notice to the Company.

The License and Supply Agreement provides that intellectual property developed by a single party pursuant to activities contemplated by the agreement and not based on the practice of certain confidential information or intellectual property of the other party shall be owned by such party. The agreement provides for joint ownership of certain jointly developed intellectual property as well as joint or collaborative prosecution, maintenance, and defense of such intellectual property. Haisco agreed to grant to the Company an exclusive license under jointly developed intellectual property rights, during the term of the License and Supply Agreement, to develop, manufacture and commercialize products outside of China and inside of China for indications other than ALS.

The License and Supply Agreement contains customary termination provisions for each of the Company and Haisco under certain circumstances, including the right to terminate the License and Supply Agreement by either party upon ninety (90) days written notice to the other party if marketing authorization of the product in China has not been granted on the date that is three (3) years after the effective date of the License and Supply Agreement.

The License and Supply Agreement also includes customary representations, warranties and covenants of the Company and Haisco. The representations and warranties made by each party were made solely for the benefit of the other party and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk between the parties to the License and Supply Agreement if those statements prove to be inaccurate; (ii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iii) were made only as of the date of the License and Supply Agreement or such other periods of time as may be specified in the License and Supply Agreement.

The License and Supply Agreement also contains customary insurance provisions and indemnification provisions pursuant to which each of the parties has agreed to indemnify the other party against losses associated with third party claims resulting from certain events, including breaches of representations, warranties, and covenants, and certain other matters.

This summary of the License and Supply Agreement does not purport to be complete and is qualified in its entirety by reference to the provisions of the License and Supply Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2022 and incorporated therein by reference.

Item 8.01. Other Events.

On March 3, 2022, Aquestive Therapeutics, Inc. issued a press release announcing the execution of that certain License, Development and Supply Agreement with Haisco Pharmaceutical Group Co., Ltd. (SZSE: 002653), a pharmaceutical company based in the People’s Republic of China (“China”), to develop and commercialize Exservan™ (riluzole oral film) for the treatment of amyotrophic lateral sclerosis (ALS) in China. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated into this Item 8.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release of Aquestive Therapeutics, Inc. dated March 3, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aquestive Therapeutics, Inc.

Date: March 3, 2022	By:	/s/ A. ERNEST TOTH JR.
A. Ernest Toth Jr.
Chief Financial Officer (Principal Financial Officer)